ANNEX A

F. Laeisz GmbH

Unless otherwise noted, the business address of each person listed below is Trostbruecke 1, 20457 Hamburg, Germany. Each person listed below is a German citizen.

Nikolaus H. Schües, Managing Director and CEO

Present principal occupation: CEO of F. Laeisz GmbH (“Laeisz”)

Hannes Thiede, Managing Director and Chief Operating Officer

Present principal occupation: Chief Operating Officer of Laeisz

Volker Redersborg, Managing Director and Chief Financial Officer

Present principal occupation: Chief Financial Officer of Laeisz

Joern Scheller, Director, Finance

Present principal occupation: Director, Finance of Laeisz

The principal business of Laeisz is to act as an investment holding company with focus on shipping related businesses. The business address of Laeisz is Trostbruecke 1, 20457 Hamburg, Germany.

KG Reederei N. Schües mbH + Co.

Unless otherwise noted, the business address of each person listed below is Trostbruecke 1, 20457 Hamburg, Germany. Each person listed below is a German citizen.

Nikolaus H. Schües, Managing Director

Present principal occupation: CEO of Laeisz

The principal business of Reederei is an investment holding company. The business address of Reederei is Trostbruecke 1, 20457 Hamburg, Germany.